EXHIBIT 4.2

PERFORMANCE GUARANTY

        This Performance Guaranty (this “Guaranty”) dated as of September 30, 2004 is made by DFI Delaware Holdings L.P. (formerly Enterprise Products Delaware Holdings L.P.), a Delaware limited partnership (the “Guarantor”) in favor of GulfTerra GP Holding Company, a Delaware corporation (“GulfTerra”). The Guarantor and GulfTerra are sometimes referred to together herein as the “Parties” and individually as a “Party.”

RECITALS

        A.        This Guaranty is being executed and delivered in connection with that certain Exchange and Registration Rights Agreement (the “Subject Agreement”), dated as of September 30, 2004, by and between GulfTerra, Enterprise Products GP, LLC, a Delaware limited liability company (the “Obligor”), and Enterprise Products Partners L.P., a Delaware limited partnership.

        B.        The Guarantor acknowledges that (a) it shall substantially benefit from the Subject Agreement to which the Obligor is a party and (b) this Guaranty is necessary or convenient to the conduct, promotion or attainment of the business of the Obligor.

        C.        To induce GulfTerra to enter into, and to close the transaction contemplated by the Subject Agreement, GulfTerra desires that the Guarantor guarantees the Obligor’s performance under the Subject Agreement.

        D.        The Guarantor desires to guarantee the Obligor’s performance under the Subject Agreement upon the terms and conditions set forth herein.

AGREEMENT

        For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor does hereby agree as follows:

        1.       Definitions. Any capitalized term used, but not defined, herein shall have the meaning given to such term in the Subject Agreement.

        2.       The Guaranty. Subject to the last sentence of this Section 2, the Guarantor hereby irrevocably and unconditionally guarantees to GulfTerra the full and timely performance and discharge (including the payment of money) by the Obligor of all obligations and liabilities of the Obligor now existing or hereafter arising under Article II of the Subject Agreement (the “Guaranteed Obligations”) and hereby agrees that if the Obligor shall fail (i) to pay any Guaranteed Obligation when and as the same shall be due and payable by the Obligor to GulfTerra or (ii) timely to perform and discharge in full any other Guaranteed Obligation in accordance with the terms of the Subject Agreement, the Guarantor shall be liable to GulfTerra for such Guaranteed Obligation, and, as such, the Guarantor shall forthwith pay to GulfTerra or perform and discharge any such Guaranteed Obligation, as the case may be, as such payment or performance and discharge is required to be made or done by the Obligor pursuant to the terms of the Subject Agreement. The guarantee in the preceding sentence is an absolute, present and continuing guarantee of payment and of performance of obligations and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Obligor or upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for GulfTerra, in order to enforce such payment or performance by the Guarantor, first to institute suit or exhaust its remedies against the Obligor, the Guarantor or any other Person liable with respect to any Guaranteed Obligations. Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Guaranty, GulfTerra acknowledges and agrees that (a) the Guarantor shall have the benefit of and the right to assert any defenses against the claims of GulfTerra which are available to the Obligor and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as the Obligor under the Subject Agreement, other than defenses arising from an event or circumstance referred to in clause (e) of Section 3 hereof, or, to the extent related to a proceeding described in such clause (e), clause (h) of Section 3 hereof, or related to the financial condition of the Obligor, and (b) with respect to any and all of the guarantees made by the Guarantor in this Guaranty, the Guarantor hereby guarantees, and shall be responsible for, each performance and/or discharge obligation or liability (including the payment of money) of the Obligor now existing or hereafter arising under Article II of the Subject Agreement.

        3.       Obligations Absolute. The obligations of the Guarantor to GulfTerra hereunder shall be absolute, continuing and unconditional and shall not be released, discharged or in any way affected by (except to the extent the Obligor is so released or discharged from the Guaranteed Obligations other than any such release or discharge of the Obligor occurring as a result of an event or circumstance referred to in any of clause (e), clause (g), or clause (h) (as such clause pertains to laws that relate to the proceedings referred to in clause (e) below), any of the following:

(a) any amendment to, modification of, or supplement to the Subject Agreement or any other instrument referred to therein or any assignment or transfer of any rights or obligations thereunder;

(b) any release, consent or waiver, by operation of law or otherwise, of the performance or observance by the Obligor or any other Person of any express or implied agreement, covenant, term, obligation or condition under the Subject Agreement;

(c) any extension of the time for the payment of all or any portion of any sums payable under the Subject Agreement or the extension of time for the performance of any obligations under, arising out of or in connection with the Subject Agreement;

(d) any failure, omission, delay or lack of diligence on the part of GulfTerra or any other Person to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on GulfTerra or any other Person by the Subject Agreement, or any action on the part of GulfTerra or such other Person granting indulgence or extension of any kind;

(e) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to the Obligor, the Guarantor or any other Person;

(f) any change in the entity structure, existence or ownership of the Guarantor, the Obligor or GulfTerra, or any sale, lease or transfer of any or all of the assets of the Guarantor or the Obligor to any Person;

(g) any failure on the part of the Obligor for any reason to comply with or perform any of the terms of any other agreement with the Guarantor;

(h) any law, regulation or order hereafter in effect in any jurisdiction affecting any of the rights under or terms of the Subject Agreement;

(i) any exchange, release or nonperfection of any collateral securing, or any release or amendment or waiver of, or consent to departure from, any other guaranty of or security for the performance of, any Guaranteed Obligations; or

(j) any other circumstance that otherwise might constitute a defense available to the Guarantor in the capacity of a guarantor or surety.

        4.       Waiver. With respect to GulfTerra, the Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, and of any defaults by the Obligor in the payment or performance of any Guaranteed Obligations, and of any of the matters referred to in Section 3; (b) a1l notices that may otherwise be required by statute, rule of law or otherwise to preserve any of the rights of GulfTerra against the Guarantor, including presentment to or demand for payment from the Obligor or the Guarantor, or notice to the Obligor of claims with a court in the event of the bankruptcy of the Obligor, (c) any right to the enforcement, assertion or exercise by GulfTerra of any right, power or remedy conferred in this Guaranty or the Subject Agreement; (d) any requirement of diligence on the part of GulfTerra; and (e) any other act or omission (including any delay by GulfTerra or any other Person in the taking of any action) that might in any manner or to any extent vary the obligation of the Guarantor or that might otherwise operate as a discharge of the Guarantor.

        5.       Reinstatement of Guaranty. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by the Obligor or the Guarantor to GulfTerra in respect of any Guaranteed Obligations is rescinded or must otherwise be restored or returned by GulfTerra upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Obligor or the Guarantor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Obligor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event, the Guarantor shall be liable to GulfTerra for an amount equal to the payment that has been rescinded or returned, and, as such, the Guarantor shall pay to GulfTerra such amount equal to the payment that has been rescinded or returned. GulfTerra shall not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

        6.       Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

(a) Organization and Good Standing. The Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor has all requisite power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted. The Guarantor has the requisite power to enter into and perform its obligations under this Guaranty.

(b) Approval and Enforceability of Guaranty. The execution, delivery and performance of this Guaranty have been duly authorized by all necessary action on the part of the Guarantor. This Guaranty has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, dissolution, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Guarantor is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a “Governmental Entity”) or any other Person to perform its obligations under this Guaranty. Neither the execution and the delivery of this Guaranty, nor the performance by the Guarantor of any of its obligations hereunder, shall in any respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which the Guarantor is subject, or any provision of any Organizational Document of the Guarantor, or any material agreement or instrument, to which the Guarantor is a party.

(c) Ownership of Common Units. Guarantor owns, beneficially and of record and free and clear of all liens and encumbrances (other than any restrictions on transfer arising under any securities laws), not less than 4,500,000 Common Units (as defined in the Subject Agreement).

        7.       Maintenance Of Ownership of Common Units. Until the Guaranteed Obligations have been satisfied in full, Guarantor agrees to continue to own, beneficially and of record and free and clear of all liens and encumbrances (other than any restrictions on transfer arising under any securities laws), not less than 4,500,000 Common Units (as defined in the Subject Agreement), which number of Common Units shall be subject to adjustment in accordance with the anti-dilution provisions set forth in Section 2.9 of the Subject Agreement as applicable.

        8.       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Guarantor:	DFI Delaware Holdings L.P.
c/o Enterprise Products Partners, L.P.
2727 North Loop West
Houston, TX 77008
Attention: General Counsel
Fax: (713) 880-6570

With a copy to:

Vinson & Elkins L.L.P.
1001 Fannin
Houston, Texas 77002
Attention: Bruce Bilger
Fax: (713) 615-5429

If to GulfTerra:	GulfTerra GP Holding Company El Paso Building 1001 Louisiana Street Houston, Texas 77002 Attention: General Counsel Fax: (713) 420-2813

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        9.       Construction. The Parties have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Guaranty. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All personal pronouns used in this Guaranty, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Guaranty unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,”“hereby,” “hereunder,” “hereof,”“hereinafter,” and other equivalent words refer to this Guaranty in its entirety and not solely to the particular portion of the Guaranty in which such word is used.

        10.        Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall to the fullest extent permitted by law not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.        Entire Agreement; Amendment. THIS GUARANTY (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF. No amendment of any provision of this Guaranty shall be valid unless the same shall be in writing and signed by the Parties.

        12.        Term of Agreement. This Guaranty and all guarantees, representations, warranties, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until the earlier to occur of: (i) all of the Guaranteed Obligations shall have terminated or expired, or shall have been indefeasibly paid or otherwise performed and discharged in full (beyond the period where such Guaranteed Obligations are subject to rescission, restoration or return as contemplated by Section 5), or (ii) upon written consent of the Parties.

        13.        Survival of Representations and Warranties. All representations and warranties contained herein or made in writing or on behalf of the Guarantor in connection herewith shall survive the execution and delivery of this Guaranty.

        14.        Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

        15.        Expenses. The Guarantor agrees to pay or reimburse GulfTerra for all reasonable costs and expenses incurred in good faith including reasonable legal fees and expenses, if any, incurred by GulfTerra to enforce any of the rights of GulfTerra and its Affiliates under this Guaranty unless GulfTerra does not prevail in the action, suit or proceeding brought to enforce its rights under this Guaranty.

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        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date and year first written in the preamble to this Guaranty.

DFI DELAWARE HOLDINGS L.P.

By:	DFI Delaware General, LLC, its general partner

By:	/s/ Darryl E. Smith
Darryl E. Smith Manager

Guaranty